                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.  N/A   )*
                                         ------

                            Calpine Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                13134710
                     ----------------------------------
                              (CUSIP Number)

                                 12/31/98
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 13134710
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

   Osterweis Capital Management, Inc./94-2871718
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)      N/A  (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
                                         California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                            758,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                            0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                         924,850
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                         0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                         924,850
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /            N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                         4.37%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                         1A
-------------------------------------------------------------------------------

CUSIP No. 13134710
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

   Osterweis Capital Management, LLC/94-3268572
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)      N/A  (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
                                         California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                            203,550
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                            0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                         205,250
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                         0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                         205,250
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /            N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                         0.97%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                         1A
-------------------------------------------------------------------------------

CUSIP No. 13134710
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     John S. Osterweis
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)      N/A  (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
                               U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                            961,550
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                            0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                         1,130,100
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                         0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                         1,130,100
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /            N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                         5.34%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                         1N
-------------------------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer
          Calpine Corporation
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          50 West San Fernando Street, San Jose, CA 95113 USA
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          1. Osterweis Capital Management, Inc.
          2. Osterweis Capital Management, LLC
          3. John S. Osterweis
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          One Maritime Plaza, Suite 800, San Francisco, CA 94111 USA
          ---------------------------------------------------------------------
    (c)   Citizenship
          N/A
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          13134710
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) /X/ Group, in accordance with section 240.13d-1(b)(1)(ii)(J).*

*  NOTE:
   This statement is filed by Osterweis Capital Management, Inc. and Osterweis Capital Management, LLC, Investment Advisers registered under the Investment Advisers Act of 1940, and their control person, John S. Osterweis.

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        1,130,100
    ---------------------------------------------------------------------------

    (b) Percent of class:
        5.34%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              961,550
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              1,130,100
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /
                                                               N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                                               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                                               N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                                               N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                                               N/A

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 10, 1999
                                       ----------------------------------------
                                                         Date

                                                /s/ John S. Osterweis
                                       ----------------------------------------
                                                      Signature
               John S. Osterweis, President, Osterweis Capital Management, Inc.
                                       ----------------------------------------
                                                      Name/Title


                                                   February 10, 1999
                                       ----------------------------------------
                                                         Date

                                                /s/ John S. Osterweis
                                       ----------------------------------------
                                                      Signature
                John S. Osterweis, President, Osterweis Capital Management, LLC
                                       ----------------------------------------
                                                      Name/Title


                                                    February 10, 1999
                                       ----------------------------------------
                                                         Date

                                                /s/ John S. Osterweis
                                       ----------------------------------------
                                                      Signature
                                           John S. Osterweis/Control Person
                                       ----------------------------------------
                                                      Name/Title

               JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(k)(1)

This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or
Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


Dated: February 10, 1999



                                                    /s/ John S. Osterweis
                                              --------------------------------
                                                             John S. Osterweis
                                                                     President
                                            Osterweis Capital Management, Inc.


                                                    /s/ John S. Osterweis
                                              --------------------------------
                                                             John S. Osterweis
                                                                     President
                                             Osterweis Capital Management, LLC


                                                    /s/ John S. Osterweis
                                              --------------------------------
                                                             John S. Osterweis
                                                                  Individually